Exhibit 10.1

May 7, 2007

Mr. Raja Venkatesh

1150 Stafford Drive

Cupertino, California 95014

Dear Raja:

I am exceedingly pleased to extend our offer to you for the position of Executive Vice President and Chief Financial Officer, Treasurer, and Secretary for DayStar Technologies, Inc. (referred to hereafter as “DayStar” or the “Company”). Your employment at the Company will be conditioned upon Board of Directors approval and signing a formal employment contract. Your employment is anticipated to start May 8, 2007. Your primary business location shall be in Santa Clara, California. You will report directly to me. I am pleased to outline the following compensation package, which I believe is commensurate with our confidence in your ability to successfully lead the financial efforts at DayStar.

The key elements of our offer include:

1.	Base Salary and Annual Incentive. You shall be paid an annual base salary of $240,000 to be earned and paid bi-weekly. You will also be eligible for additional bonuses beginning in 2007. These additional bonuses will provide you with eligibility to earn an incentive compensation targeted at 30% of your base salary for achieving agreed upon objectives and metrics. The specific goals and objectives will be determined no later than 60 days after your initial date of employment.

2.

Stock Incentive. I will propose at the next meeting of the Board of Directors, that you are granted 2% (two percent) of the number of fully diluted shares of company stock as of the date of grant, in a combination of Options and Restricted Shares. The exercise price of the Options will be the closing price of the common stock on the date of grant. The grant of Restricted Shares will be limited to 50,000 shares, and the remainder of the 2% will be made up in Options. A further 0.5% (one-half percent) of the number of fully-diluted shares of company stock will be granted (“Earned Shares”) as Options (bringing your total to 2.5% of fully diluted Company shares), depending upon achievement of goals that bring significant value to the company, no later than March 31, 2009. In the event the company issues any additional shares of common stock, whether upon exercise of options or warrants, or issuance of preferred stock, you will receive an Option to purchase additional shares so that the total number of shares that have been or may in the future be issued under this Section 2 is equal to the sum of: 1.) 2% of the total outstanding fully diluted shares, plus 2.) the percentage of Earned Shares granted (e.g., if you have reached 50% of your target goals you would have earned an additional 0.25% of the outstanding shares, so at that point you would be brought up to 2.25% of the outstanding shares). These additional grants will be made on a quarterly basis by the Compensation Committee in accordance with Daystar’s EIP program. Notwithstanding the foregoing, the maximum number of shares that could be issued to you under this Section 2 will be limited to 2% plus the percentage of earned shares (for a maximum of 2.5%) of the fully diluted number of shares as of the second anniversary of your employment date. The specific goals and objectives will be determined no later than 60 days after your initial date of employment. All options to purchase shares of the Company will have an exercise price equal to the market price as of the date of grant. The Options will be subject to vesting over a three year period and the Restricted Shares will be subject to repurchase at par value over the same three year period, and each will be subject to the other standard terms of the Company’s forms of Option Agreement and Restricted Stock Agreement, each of which you will be required to execute.

3.	Employment and Change of Control Agreement. See Attached Executive Employment Agreement

4.	Vacation: You are eligible for three weeks annual vacation based on the Company’s accrual schedule. This is also covered in the attached Executive Employment Agreement.

5.	Employee Benefits. You are eligible for all normal Daystar employee benefits including healthcare, dental, etc. I am enclosing an employee benefits summary, which provides general information on our various benefit plans. These plans have different eligibility dates, depending on the benefit provided.

6.	Business Tools. A cell phone and laptop computer will be provided as needed.

7.	Other Conditions. As you know, there are several other essential conditions of your employment with Daystar. These include the following:

First, you must read and agree to the terms imbedded within the Executive Employment Agreement regarding Employee Patent, Confidentiality Information and Non-Compete Agreement.

Second, it is essential that you immediately identify any circumstances or agreements with prior employers—including, but not limited to non-compete agreements—which might interfere or limit in any way your ability to work at DayStar and to fully perform your duties and responsibilities. This information must be communicated to myself immediately.

Third, your employment is also contingent upon your compliance with the US Immigration Law. The law requires you to complete the US Government Eligibility Verification form (I-9) and to provide us documents on your first day of employment which documents verify your identity and employment eligibility.

The entire leadership team and the Board of Directors are sincerely enthusiastic about the prospect of you joining and leading our financial operations team. It is apparent to all of us here that your experience will compliment Daystar’s business initiatives, culture and strategy. We are all convinced that together we will capitalize on the challenges that lie before us. This is truly a unique opportunity for both yourself and DayStar and we look forward to sharing the excitement with you. Should you have any questions, please do not hesitate to contact me directly.

Sincerely,

/s/ Stephan J. De Luca
Stephan DeLuca, Ph.D.
CEO

Enclosures

I acknowledge and accept this offer of employment with DayStar Technologies:

Name:	/s/ Raja H. Venkatesh	Date: May 8, 2007

Enclosures:

    Executive Employment Agreement

    Restricted Stock Agreement